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                                                      --------------------------
                            UNITED STATES                    OMB APPROVAL
                  SECURITIES AND EXCHANGE COMMISSION  --------------------------
                                                        OMB Number: 3235-0145
                       WASHINGTON, D.C. 20549         --------------------------
                                                      Expires: December 31, 2005
                                                      --------------------------
                                                      Estimated average burden
                             SCHEDULE 13G             hours per response...11
                                                      --------------------------

              UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.  )*

                      MORGAN STANLEY EASTERN EUROPEAN FUND
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          CLOSED END MUTUAL FUND SHARES
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    616988101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  JUNE 30, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   /X/       Rule 13d-1(b)

   / /       Rule 13d-1(c)

   / /       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.
         --------------

-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     Williams, Jones & Associates, Inc.; EIN 13-3449010
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only

-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         3,586,000
With                       ----------------------------------------------------
                           6. Shared Voting Power

                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              3,586,000
                           ----------------------------------------------------
                           8. Shared Dispositive Power

-------------------------------------------------------------------------------
  9. Aggregate Amount Beneficially Owned by Each Reporting Person

     3,586,000
-------------------------------------------------------------------------------
 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

-------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)

     5.093%
-------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)

     IA
-------------------------------------------------------------------------------

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ITEM 1.
     (a)  Name of Issuer

          Morgan Stanley Eastern European Fund
          --------------------------------------------------------------------
     (b)  Address of Issuer's Principal Executive Offices

          Morgan Stanley Asset Management
          1221 Avenue of the Americas, New York, New York  10020
          --------------------------------------------------------------------

ITEM 2.
     (a)  Name of Person Filing

          Williams, Jones & Associates, Inc.
          --------------------------------------------------------------------
     (b)  Address of Principal Business Office or, if none, Residence

          717 Fifth Avenue, New York, New York  10022
          --------------------------------------------------------------------
     (c)  Citizenship

          Delaware corporation
          --------------------------------------------------------------------
     (d)  Title of Class of Securities

          Closed End Mutual Fund Shares
          --------------------------------------------------------------------
     (e)  CUSIP Number

          616988101
          --------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  / / Bank as defined in section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) /X/ An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

          (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

          (g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

          (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

                                        3
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ITEM 4.   OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:
               3,586,000
           --------------------------------------------------------------------
          (b)  Percent of Class:
               5.093%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote
                        3,586,000
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote

                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of
                        3,586,000
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of

                  -------------------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

N/A

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

N/A

ITEM 10.  CERTIFICATION

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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  June 30, 2005
                                     -----------------------------------------
                                                     Date


                                     -----------------------------------------
                                                   Signature

                                       Kenneth A. Paulo/Senior Vice President
                                     -----------------------------------------
                                                   Name/Title

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